Exhibit 99.1
THE HOUSTON EXPLORATION COMPANY

News Release
Houston Exploration Reports 2006 Results
Houston, Texas — February 27, 2007 — The Houston Exploration Company (NYSE: THX) today reported full-year 2006 net income of $67.8 million, or $2.36 per diluted share. This compares with net income of $105.2 million, or $3.62 per diluted share, reported in 2005. Excluding certain items described below and in the attached schedules, the company’s adjusted net income for 2006 was $93.0 million, or $3.24 per diluted share, versus $3.76 per diluted share in 2005 on a comparable basis. Cash from operations before changes in operating assets and liabilities totaled $372.1 million for the year compared to $469.6 million reported in 2005.
For the fourth quarter 2006, the company reported a net loss of $19.4 million, or a loss of $0.69 per diluted share. This compares with net income of $19.8 million, or $0.68 per diluted share, in the fourth quarter 2005. Excluding certain items described below and in the attached schedules, the company’s adjusted net income for the fourth quarter 2006 was $17.2 million, or $0.62 per diluted share, versus a loss of $0.38 per diluted share in the fourth quarter 2005. Cash from operations before changes in operating assets and liabilities totaled $68.8 million for the fourth quarter 2006 compared to $71.9 million during the prior year period.
The comparability of the company’s full-year and fourth quarter 2006 results to those of the prior year periods was significantly impacted by (i) the sale of substantially all of the company’s Gulf of Mexico assets during the first half of 2006 and (ii) the production shut-ins and delays that occurred during the fourth quarter 2005 following the hurricanes in the Gulf of Mexico. Adjusted net income and cash from operations before changes in operating assets and liabilities are non-GAAP financial measures that are defined and reconciled to GAAP measures in the attached schedules.
Full-Year 2006 Results — Consolidated
Reserves and Capital. The company’s estimated proved reserves as of year-end 2006 totaled 699.3 billion cubic feet of natural gas equivalent (Bcfe). Net reserve additions, including purchases and revisions, were 161.1 Bcfe. Total oil and gas capital expenditures for the year (including capitalized interest and G&A) were $612.8 million.
Production and Prices. Production for 2006 totaled 88.2 Bcfe, or 242 million cubic feet of natural gas equivalent per day (MMcfe/d), down from 114.3 Bcfe, or 313 MMcfe/d, in 2005. This 23 percent decline in production was primarily due to the sale of substantially all of the company’s Gulf of Mexico assets during the first half of 2006. The company’s average unhedged natural gas price for 2006 was $6.56 per thousand cubic feet (Mcf) compared to $7.71 per Mcf in 2005. The company’s average realized natural gas price for 2006 was $5.72 per Mcf compared to $5.21 per Mcf reported during 2005. Crude oil prices averaged $56.56 per barrel for 2006 compared to $48.43 per barrel reported during 2005.
Revenues and Expenses. Revenues for 2006 totaled $531.6 million compared to $621.5 million during 2005, as the impact of higher realized prices was more than offset by lower production. Total revenues for 2006 included $64.5 million of net losses associated with the company’s natural gas hedging activities compared to $264.5 million of net losses in 2005. The current year net losses of $64.5 million were comprised of the following:
•	$54.0 million of realized losses associated with the settlement of hedge contracts;

•	$15.2 million of realized losses associated with the unwinding of certain hedge contracts following the sale of the company’s Gulf of Mexico assets; and

•	$4.7 million of net unrealized gains resulting primarily from changes in the fair value of the company’s hedge portfolio, all of which is now being accounted for using mark-to-market accounting. These non-cash gains were partially offset by non-cash losses associated with hedge related production shortfalls that were deferred from the fourth quarter 2005 and other items.

The company’s lease operating, severance tax and transportation expenses for 2006 totaled $1.06 per thousand cubic feet of natural gas equivalent (Mcfe) versus $0.85 per Mcfe reported in 2005. Depreciation, depletion and amortization and asset retirement accretion expenses for the year were $2.92 per Mcfe compared to $2.63 per Mcfe in 2005. As described below (see “Fourth Quarter 2006 Results — Consolidated”), the company recorded a non-cash charge of $19.0 million, or $0.22 per Mcfe, during 2006 to write down the carrying value of its natural gas and oil properties. Net general and administrative expenses for 2006 were $0.41 per Mcfe compared to $0.34 per Mcfe in the prior year. Other income for 2006 totaled $13.5 million and was comprised of interest earned on escrowed cash following the sale of the company’s Gulf of Mexico assets and refunds of prior years’ severance tax expense, and was partially offset by an accrual of certain unbilled prior years’ transportation expenses.
Full-Year 2006 Results — Onshore
Reserves and Capital. The company’s estimated onshore proved reserves as of year-end 2006 totaled 697.1 Bcfe, up 13 percent from year-end 2005. Net onshore reserve additions, including purchases and revisions, were 155.3 Bcfe. Total onshore oil and gas capital expenditures for the year (excluding capitalized interest and G&A) were $516.8 million.
Production and Prices. The company’s onshore production increased by 8 percent during 2006, to 74.4 Bcfe, or 204 MMcfe/d, compared to 68.6 Bcfe, or 188 MMcfe/d, during 2005. The company’s average unhedged natural gas price for its onshore production was $6.33 per Mcf in 2006, a decline of 15 percent from $7.44 per Mcf in 2005.
Revenues and Expenses. The 15 percent decline in the company’s average unhedged natural gas price more than offset the 8 percent increase in onshore production, resulting in a 6 percent decline in onshore oil and gas revenues during the year, to $479.6 million, from $511.2 million in 2005. Onshore lease operating, severance tax and transportation expenses during 2006 totaled $1.00 per Mcfe compared to $0.82 per Mcfe reported in 2005.
Fourth Quarter 2006 Results — Consolidated
Production and Prices. Production in the fourth quarter 2006 totaled 19.5 Bcfe, or 212 MMcfe/d, down from 26.3 Bcfe, or 285 MMcfe/d, in the fourth quarter 2005. This 26 percent decline in production primarily reflects the sale of substantially all of the company’s Gulf of Mexico assets in 2006. In addition, the company’s fourth quarter 2005 production was impacted by delays and shut-ins that occurred following the hurricanes in the Gulf of Mexico. The company’s average unhedged natural gas price for the fourth quarter 2006 was $5.88 per Mcf compared to $10.39 per Mcf for the fourth quarter 2005. The company’s average realized natural gas price for the fourth quarter 2006 was $5.80 per Mcf compared to $3.75 per Mcf for the fourth quarter 2005. Crude oil prices averaged $48.28 per barrel for the fourth quarter 2006 versus $54.02 for the comparable quarter in 2005.
Revenues and Expenses. Revenues for the fourth quarter 2006 totaled $76.7 million compared to $154.6 million during the fourth quarter 2005, as the impact of higher realized natural gas prices was more than offset by lower production. Total revenues for the fourth quarter 2006 included $41.2 million of net losses associated with the company’s natural gas hedging activities compared to $116.5 million of net losses in the fourth quarter 2005. The current period net losses of $41.2 million were comprised of the following:
•	$1.5 million of net realized losses associated with the settlement of hedge contracts; and

•	$39.7 million of net unrealized losses resulting primarily from changes in the fair value of the company’s hedge portfolio, all of which is now being accounted for using mark-to-market accounting.
The company’s lease operating, transportation and severance tax expenses for the fourth quarter 2006 totaled $0.87 per Mcfe versus $0.96 per Mcfe reported during the fourth quarter 2005. Depreciation, depletion and amortization and asset retirement accretion expenses for the fourth quarter 2006 were $3.08 per Mcfe compared to $3.10 per Mcfe in the fourth quarter 2005. As described below, the company recorded a non-cash charge of $19.0 million, or $0.98 per Mcfe, during the fourth quarter 2006 to write down the carrying value of its natural gas and oil properties. Net general and administrative expenses in the fourth quarter 2006 were $0.48 per Mcfe compared to $0.41 per Mcfe reported in the fourth quarter 2005. Other income for the fourth quarter 2006 totaled $3.0 million and was comprised of interest earned on escrowed cash following the sale of the company’s Gulf of Mexico assets and refunds of prior years’ severance tax expense, and was partially offset by an accrual of certain unbilled prior years’ transportation expenses.

Ceiling Test Writedown. The company utilizes the full cost method of accounting for its exploration and development activities. Under full cost accounting, the company is required to perform a ceiling test each quarter. In calculating its ceiling test for the fourth quarter 2006, the company estimated that, using an average net wellhead price of $4.94 per Mcf on December 31, 2006, the carrying value of its full cost pool exceeded the ceiling limitation by approximately $582.8 million. However, subsequent to December 31, 2006, the market price for natural gas increased such that, using an average net wellhead price of $6.63 per Mcf on February 20, 2007, the carrying value of the company’s full cost pool exceeded the ceiling limitation by $19.0 million. As a result, and pursuant to full cost accounting rules, the company recorded a $19.0 million non-cash charge to write down the carrying value of its natural gas and oil properties.
Fourth Quarter 2006 Results — Onshore
Production and Prices. The company’s onshore production increased by 11 percent during the fourth quarter 2006, to 19.4 Bcfe, or 211 MMcfe/d, compared to 17.5 Bcfe, or 190 MMcfe/d, during the fourth quarter 2005. The company’s average unhedged natural gas price for its onshore production was $5.88 per Mcf for the fourth quarter 2006, a decline of 40 percent from $9.82 per Mcf in the fourth quarter 2005.
Revenues and Expenses. The 40 percent decline in the company’s average unhedged natural gas price more than offset the 11 percent increase in onshore production, resulting in a 32 percent decline in onshore oil and gas revenues during the quarter, to $116.9 million, from $172.0 million during the fourth quarter 2005. Onshore lease operating, severance tax and transportation expenses during the fourth quarter 2006 totaled $0.87 per Mcfe compared to $0.94 per Mcfe reported in the fourth quarter 2005.
2006 Snapshot
•	The company’s total estimated proved reserves as of year-end 2006 were 699.3 Bcfe. Onshore reserves increased 13 percent to 697.1 Bcfe.

•	Onshore net reserve additions totaled 155.3 Bcfe, for a reserve replacement ratio of 209 percent.

•	Onshore production totaled 74.4 Bcfe, or 204 MMcfe/d for the year, compared to 68.6 Bcfe, or 188 MMcfe/d, in 2005.

•	The company drilled a record 363 wells during the year, 360 of which were drilled onshore, at an overall success rate of 91 percent.

•	The company's 2006 operations and results, and the comparability of those results to 2005, were significantly impacted by the sale of substantially all of its Gulf of Mexico assets, which included 244.6 Bcfe of estimated proved reserves at year-end 2005, for a total gross sales price of $810.0 million.

•	Following the sale of its Gulf of Mexico assets, the company unwound natural gas hedges totaling 60,000 million British thermal units per day (MMBtu/d) for the period July 2006 through December 2006 for a cost of $14.3 million, as well as another 20,000 MMBtu/d for the period September 2006 through October 2006 for a cost of $0.9 million.

•	The company completed three tactical acquisitions of approximately 32.2 Bcfe of estimated proved reserves for a total net purchase price of $47.0 million, or $1.46 per Mcfe. In East Texas the company acquired 16.2 Bcfe of proved reserves located in the Willow Springs Field of Gregg County for $21.3 million. In South Texas the company acquired 1.8 Bcfe of proved reserves in Webb County for $4.3 million. Lastly, the company acquired 14.2 Bcfe of proved reserves located in Colorado’s DJ Basin for $21.4 million.

•	The company repurchased 1,176,500 shares of its common stock for approximately $61.6 million.

•	The company engaged Lehman Brothers to assist the company in exploring a broad range of strategic alternatives. These alternatives included, but were not limited to, a recapitalization of the company either through additional share repurchases or a special dividend; operating partnerships and/or strategic alliances; and the sale or merger of the company.
Pending Merger with Forest Oil Corporation
On January 7, 2007, Houston Exploration announced that it had entered into a definitive agreement to merge with Forest Oil Corporation, under which Forest will acquire all of the outstanding shares of Houston Exploration for a combination of cash and Forest common stock. The merger is subject to customary terms and conditions, including the approval of both Houston Exploration and Forest shareholders.
On February 8, 2007, Forest filed a registration statement on Form S-4 with the Securities and Exchange Commission, including a preliminary joint proxy statement / prospectus with respect to the proposed merger. Also on February 8, 2007, the companies received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act with respect to the transaction. The companies continue to expect to complete the merger in the second quarter 2007.
Hedging Update
Since year-end 2006, the company has added to its portfolio of natural gas hedges for 2007 and 2008. As a result, the company’s 2007 hedge portfolio is currently comprised of the following:
•	30,000 MMBtu/d of costless collars for January through December with weighted average floor and ceiling prices of $5.00 per MMBtu and $6.59 per MMBtu, respectively;

•	80,000 MMBtu/d of costless collars for March through December with weighted average floor and ceiling prices of $7.75 per MMBtu and $9.20 per MMBtu, respectively; and

•	80,000 MMBtu/d of basis swaps for March through December with a weighted average price of $0.30 per MMBtu.
The company’s 2008 hedge portfolio is currently comprised of the following:
•	20,000 MMBtu/d of costless collars for January through December with weighted average floor and ceiling prices of $5.00 per MMBtu and $5.72 per MMBtu, respectively;

•	80,000 MMBtu/d of costless collars for January through February with weighted average floor and ceiling prices of $7.75 per MMBtu and $9.20 per MMBtu, respectively; and

•	80,000 MMBtu/d of basis swaps for January through February with a weighted average price of $0.30 per MMBtu.
Guidance
In light of the company’s pending merger with Forest, Houston Exploration will no longer issue guidance. Accordingly, previous estimates of future financial or operational performance should now be considered obsolete. In addition, as a result of the pending merger, Houston Exploration will not host a conference call or webcast regarding its 2006 results.
About The Houston Exploration Company
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The Company’s operations are focused in South Texas, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the Company’s Web site at www.houstonexploration.com.
Forward-looking Statements
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release, including estimates, plans, expectations, opinions, forecasts, projections, guidance, estimated reserves and future drilling and development activity, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to vary materially from those targeted, expected or implied include the risks associated with the consummation and integration of the pending merger with Forest, approval of the merger by Houston Exploration’s stockholders and the related share issuance by Forest’s stockholders, the satisfaction of customary closing conditions, government regulations and approvals, the outcome of pending shareholder litigation, price volatility, the business outlook, the impact of onshore asset concentration, changes to the company’s capital program, the impact of hurricanes, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, constraints imposed by the company’s outstanding indebtedness and the merger agreement, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, and other risks and uncertainties inherent in the exploration for and production of natural gas and crude oil discussed in Houston Exploration’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission. Houston Exploration assumes no responsibility to update any of the information referenced in this news release.
Additional Information About the Pending Merger with Forest Oil Corporation
The Houston Exploration Company and Forest Oil Corporation intend to file materials relating to the transaction with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement, which proxy statement will be mailed to Houston Exploration’s stockholders. Investors and security holders of Houston Exploration are urged to read these documents when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Houston Exploration, Forest and the proposed merger. Investors and security holders may obtain these documents free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Houston Exploration may be obtained free of charge from the Houston Exploration Web site at www.houstonexploration.com. The documents filed with the SEC by Forest may be obtained free of charge from Forest’s Web site at www.forestoil.com. In addition, a free copy of the proxy statement, when it becomes available, may be obtained from Houston Exploration at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
Houston Exploration, Forest and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants and their direct and indirect interests in the solicitation will be set forth in the proxy statement/prospectus when it becomes available.
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Contact:	The Houston Exploration Company Melissa R. Aurelio 713-830-6887 maurelio@houstonexp.com

The Houston Exploration Company
Consolidated Financial Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in thousands, except per share data)		(in thousands, except pershare data)
Unaudited Income Statement Data:

Revenues
Natural gas revenues	$106,902	$257,516	$540,985	$816,182
Oil revenues	10,428	13,236	53,052	68,631
Gain (loss) on settled derivatives	(1,544)	(164,510)	(69,208)	(265,236)
Unrealized gain (loss) on derivatives	(39,705)	48,018	4,757	694
Other	661	333	2,011	1,272

Total revenues	76,742	154,593	531,597	621,543

Operating Expenses
Lease operating	11,907	15,533	63,959	67,796
Severance tax	2,504	6,492	18,102	18,121
Transportation	2,460	3,124	10,636	11,883
Asset retirement accretion	488	1,314	3,373	5,278
Depreciation, depletion and amortization	59,482	80,102	253,666	295,351
Writedown in carrying value of natural gas and oil properties	19,000	—	19,000	—
General and administrative, net	9,310	10,826	36,013	38,378

Total operating expenses	105,151	117,391	404,749	436,807

Income (Loss) from Operations	(28,409)	37,202	126,848	184,736
Other (income) expense	(2,995)	(144)	(13,495)	142
Interest expense	5,661	8,358	29,661	25,301
Capitalized interest	(807)	(1,994)	(4,455)	(8,766)

Interest expense, net	4,854	6,364	25,206	16,535

Income (loss) before taxes	(30,268)	30,982	115,137	168,059
Provision for income tax
Current	22,185	(7,191)	24,652	5,335
Deferred	(33,090)	18,353	22,702	57,555

Total provision for taxes	(10,905)	11,162	47,354	62,890

Net Income (Loss)	$(19,363)	$19,820	$67,783	$105,169

Earnings (Loss) per Share
Net income (loss) per share — Basic	$(0.69)	$0.69	$2.37	$3.66

Net income (loss) per share — Diluted	$(0.69)	$0.68	$2.36	$3.62

Weighted average shares — Basic	27,892	28,901	28,543	28,707
Weighted average shares — Diluted	27,892	29,179	28,693	29,037

The Houston Exploration Company
Consolidated Financial Information, continued

	December 31,	December 31,
	2006	2005
	(in thousands, except debt-to-capitalization)
Unaudited Balance Sheet Data:

Assets
Cash and equivalents	$53,950	$7,979
Accounts receivable	86,416	146,020
Inventories	2,900	2,726
Deferred tax asset	10,244	145,922
Prepayments and other	8,370	19,709

Total current assets	161,880	322,356

Natural gas and oil properties, full-cost method
Unevaluated properties	28,317	107,146
Properties subject to amortization	3,478,878	3,556,755
Other property and equipment	15,101	12,971

	3,522,296	3,676,872
Less: Accumulated depreciation, depletion and amortization	1,930,964	1,658,532

	1,591,332	2,018,340

Other assets	18,514	20,928

Total Assets	$1,771,726	$2,361,624

Liabilities
Accounts payable and accrued expenses	$151,482	$177,159
Derivative financial instruments	10,151	352,457
Asset retirement obligation	—	7,265

Total current liabilities	161,633	536,881
Long-term debt and notes	175,000	597,000
Deferred federal income taxes	363,322	341,302
Derivative financial instruments	17,247	65,201
Asset retirement obligation	72,782	112,406
Other non-current liabilities	17,138	15,696

Total Liabilities	807,122	1,668,486

Stockholders’ Equity
Common stock	281	289
Additional paid-in capital	253,922	297,218
Retained earnings	731,150	663,367
Accumulated other comprehensive income (loss)	(20,749)	(267,736)

Total Stockholders’ Equity	964,604	693,138

Total Liabilities and Stockholders’ Equity	$1,771,726	$2,361,624

Total Debt-to-Capitalization	15.4%	46.3%

The Houston Exploration Company
Consolidated Financial Information, continued

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Unaudited Cash Flow Data:

Operating Activities
Net income (loss)	$(19,363)	$19,820	$67,783	$105,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	59,482	80,102	253,666	295,351
Writedown in carrying value of natural gas and oil properties	19,000	—	19,000	—
Deferred income tax expense (benefit)	(33,090)	18,353	22,702	57,555
Unrealized (gain) loss on derivatives	39,705	(48,018)	(4,757)	(694)
Asset retirement accretion	488	1,314	3,373	5,278
Other non-cash adjustments	2,590	303	10,294	6,931
Changes in operating assets and liabilities	8,214	4,654	44,128	(9,081)

Net cash provided by operating activities	77,026	76,528	416,189	460,509

Investing Activities
Investment in property and equipment	(167,135)	(327,719)	(614,228)	(728,882)
Net (deposits) withdrawals of designated cash	314,043	—	—	—
Dispositions and other	(2,372)	1,714	719,235	1,879

Net cash provided by (used in) investing activities	144,536	(326,005)	105,007	(727,003)

Financing Activities
Net borrowings (repayments) of long-term debt	(187,000)	248,000	(422,000)	242,000
Repurchase of common stock	—	—	(61,638)	—
Debt issuance costs	—	(2,394)	(199)	(2,394)
Proceeds and tax benefits from issuance of common stock from exercise of stock options	953	3,073	8,612	16,290

Net cash provided by (used in) financing activities	(186,047)	248,679	(475,225)	255,896

Increase (decrease) in cash	$35,515	$(798)	$45,971	$(10,598)
Cash at beginning of period	18,435	8,777	7,979	18,577

Cash at end of period	$53,950	$7,979	$53,950	$7,979

The Houston Exploration Company
Consolidated Financial Information, continued

Unaudited Non-GAAP Financial Measures:
Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures consisting of net income and net income per diluted share, as the case may be, after the adjustments noted in the table below. We believe that adjusted net income and adjusted net income per diluted share are useful to analysts and investors because they are more reflective of our operating performance and improve period-to-period comparability. Adjusted net income and adjusted net income per diluted share should not be considered a substitute for net income and net income per diluted share in accordance with GAAP. The table below reconciles net income to adjusted net income and net income per diluted share to adjusted net income per diluted share.
Cash from operations before changes in operating assets and liabilities is a non-GAAP financial measure consisting of net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations before changes in operating assets and liabilities is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Cash from operations before changes in operating assets and liabilities is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which may be used to fund exploration and development activities and to service debt. Cash from operations before changes in operating assets and liabilities should not be considered an alternative to net income or net cash provided by operating activities in accordance with GAAP. The table below reconciles cash from operations before changes in operating assets and liabilities to net cash provided by operating activities.
EBITDA is a non-GAAP financial measure consisting of net income before interest expense, income tax expense (benefit), depreciation, depletion and amortization, and, if applicable, any non-cash writedown in the carrying value of natural gas and oil properties. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe that EBITDA provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. EBITDA is widely used by investors, bankers and rating agencies to value, compare and rate companies. EBITDA should not be considered as a substitute for net income, income from operations, or net cash provided by operating activities prepared in accordance with GAAP. EBITDA is reconciled to net income in the table below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(in thousands, except per share amounts)		(in thousands, except per share amounts)

Reconciliation of Non-GAAP Measures:

Net Income (Loss)	$(19,363)	$19,820	$67,783	$105,169
Adjustments:
Unrealized (gain) loss on derivatives, net of tax	25,649	(31,020)	(3,073)	(448)
Ceiling test writedown, net of tax	12,300	—	12,300	—
Loss on hedge unwind, net of tax	—	—	9,825	—
Special compensation expenses, net of tax (1)	—	—	726	4,601
Additional tax items (2)	(1,400)	—	5,400	—

Adjusted Net Income (Loss)	$17,186	$(11,200)	$92,961	$109,322

Net Income (Loss) per Diluted Share	$(0.69)	$0.68	$2.36	$3.62
Adjustments:
Unrealized (gain) loss on derivatives, net of tax	0.92	(1.06)	(0.11)	(0.02)
Ceiling test writedown, net of tax	0.44	—	0.43	—
Loss on hedge unwind, net of tax	—	—	0.34	—
Special compensation expenses, net of tax (1)	—	—	0.03	0.16
Additional tax items (2)	(0.05)	—	0.19	—

Adjusted Net Income (Loss) per Diluted Share	$0.62	$(0.38)	$3.24	$3.76

Cash from Operations
Before Changes in Operating Assets and Liabilities	$68,812	$71,874	$372,061	$469,590
Plus: Changes in operating assets and liabilities	8,214	4,654	44,128	(9,081)

Net Cash Provided by Operating Activities	$77,026	$76,528	$416,189	$460,509

EBITDA	$53,556	$118,762	$416,382	$485,223
Less: Interest, net	4,854	6,364	25,206	16,535
Income tax expense (benefit)	(10,905)	11,162	47,354	62,890
Asset retirement accretion	488	1,314	3,373	5,278
Depreciation, depletion and amortization	59,482	80,102	253,666	295,351
Ceiling test writedown	19,000	—	19,000	—

Net Income (Loss)	$(19,363)	$19,820	$67,783	$105,169

(1)	In 2006, special compensation expenses, net of tax, included the non-capitalized portion of special bonus and severance payments made in connection with the sale of the company’s Gulf of Mexico assets. In 2005, special compensation expenses, net of tax, included payments made in connection with the renegotiation of employment contracts for the executive officers.

(2)	In 2006, additional tax items represented the Texas margin tax accrual.
Note: Totals may not foot due to rounding.

The Houston Exploration Company
Additional Information

	Three Months Ended December 31, 2006				Three Months Ended December 31, 2005
	Onshore	Offshore (1)		Total	Onshore	Offshore	Total
Production
Natural gas (MMcf)	18,116		64	18,180	17,328	7,467	24,795
Oil (Mbbls)	216		—	216	33	212	245

Equivalent (MMcfe)	19,412		64	19,476	17,526	8,739	26,265

Daily Equivalent (MMcfe/d)	211		1	212	190	95	285

Average Sales Price
Natural gas — unhedged ($/Mcf)	$5.88	$	N/A	$5.88	$9.82	$11.70	$10.39
Natural gas — realized (2) ($/Mcf)	N/A		N/A	5.80	N/A	N/A	3.75
Oil — unhedged ($/Bbl)	48.22		N/A	48.28	58.24	53.37	54.02
Oil — realized ($/Bbl)	N/A		N/A	48.28	N/A	N/A	54.02

Revenues (in thousands)
Natural gas revenues	$106,487		$415	$106,902	$170,121	$87,395	$257,516
Oil revenues	10,416		12	10,428	1,922	11,314	13,236
Gain (loss) on settled derivatives	N/A		N/A	(1,544)	N/A	N/A	(164,510)
Unrealized gain (loss) on derivatives	N/A		N/A	(39,705)	N/A	N/A	48,018
Other	N/A		N/A	661	N/A	N/A	333

Total revenues				$76,742			$154,593

Operating Expenses (in thousands)
Lease operating	$11,910		$(3)	$11,907	$7,375	$8,158	$15,533
Severance tax	2,504		—	2,504	6,452	40	6,492
Transportation	2,460		—	2,460	2,610	514	3,124
Asset retirement accretion	488		—	488	415	899	1,314
Depreciation, depletion and amortization	N/A		N/A	59,482	N/A	N/A	80,102
Ceiling test writedown	N/A		N/A	19,000	N/A	N/A	—
General and administrative, net	N/A		N/A	9,310	N/A	N/A	10,826

Total operating expenses				$105,151			$117,391

Income from Operations per Unit ($/Mcfe)
Total revenues	N/A		N/A	$3.94	N/A	N/A	$5.89
Lease operating	(0.61)		N/A	(0.61)	(0.42)	(0.93)	(0.59)
Severance tax	(0.13)		N/A	(0.13)	(0.37)	(0.00)	(0.25)
Transportation	(0.13)		N/A	(0.13)	(0.15)	(0.06)	(0.12)
Asset retirement accretion	(0.03)		N/A	(0.03)	(0.02)	(0.10)	(0.05)
Depreciation, depletion and amortization	N/A		N/A	(3.05)	N/A	N/A	(3.05)
Ceiling test writedown	N/A		N/A	(0.98)	N/A	N/A	—
General and administrative, net	N/A		N/A	(0.48)	N/A	N/A	(0.41)

Income from operations per unit				$(1.47)			$1.42

Oil and Gas Capital Expenditures (in thousands)
Exploration, development and leasehold	$123,216		$1,704	$124,920	$82,339	$68,340	$150,679
Acquisitions	25,614 (3)		257	25,871	166,325	—	166,325

Subtotal	148,830		1,961	150,791	248,664	68,340	317,004
Capitalized interest and G&A	—		—	5,447	—	—	6,610

Total	$148,830		$1,961	$156,238	$248,664	$68,340	$323,614

(1)	Substantially all of the company’s offshore assets were sold during the first half of 2006.

(2)	Realized natural gas prices include the effects of gains and losses on contracts settled and unwound during the period, and do not include unrealized gains and losses recognized pursuant to SFAS 133.

(3)	Primarily includes $21.4 million related to Rocky Mountain properties and $4.3 million related to South Texas properties.
Note: Totals may not foot due to rounding.

The Houston Exploration Company
Additional Information, continued

	Twelve Months Ended December 31, 2006			Twelve Months Ended December 31, 2005
	Onshore	Offshore (1)	Total	Onshore	Offshore	Total
Production
Natural gas (MMcf)	71,377	11,151	82,528	68,009	37,800	105,809
Oil (Mbbls)	505	433	938	102	1,315	1,417

Equivalent (MMcfe)	74,407	13,749	88,156	68,621	45,690	114,311

Daily Equivalent (MMcfe/d)	204	38	242	188	125	313

Average Sales Price
Natural gas — unhedged ($/Mcf)	$6.33	$7.97	$6.56	$7.44	$8.21	$7.71
Natural gas — realized (2) ($/Mcf)	N/A	N/A	5.72	N/A	N/A	5.21
Oil — unhedged ($/Bbl)	54.31	59.18	56.56	53.59	48.03	48.43
Oil — realized ($/Bbl)	N/A	N/A	56.56	N/A	N/A	48.43

Revenues (in thousands)
Natural gas revenues	$452,166	$88,819	$540,985	$505,719	$310,463	$816,182
Oil revenues	27,428	25,624	53,052	5,466	63,165	68,631
Gain (loss) on settled derivatives	N/A	N/A	(69,208)	N/A	N/A	(265,236)
Unrealized gain (loss) on derivatives	N/A	N/A	4,757	N/A	N/A	694
Other	N/A	N/A	2,011	N/A	N/A	1,272

Total revenues			$531,597			$621,543

Operating Expenses (in thousands)
Lease operating	$47,077	$16,882	$63,959	$27,868	$39,928	$67,796
Severance tax	18,053	49	18,102	17,993	129	18,122
Transportation	9,921	715	10,636	10,173	1,709	11,882
Asset retirement accretion	1,935	1,438	3,373	1,440	3,838	5,278
Depreciation, depletion and amortization	N/A	N/A	253,666	N/A	N/A	295,351
Ceiling test writedown	N/A	N/A	19,000	N/A	N/A	—
General and administrative, net	N/A	N/A	36,013	N/A	N/A	38,378

Total operating expenses			$404,749			$436,807

Income from Operations per Unit ($/Mcfe)
Total revenues	N/A	N/A	$6.03	N/A	N/A	$5.44
Lease operating	(0.63)	(1.23)	(0.73)	(0.41)	(0.87)	(0.59)
Severance tax	(0.24)	(0.00)	(0.21)	(0.26)	(0.00)	(0.16)
Transportation	(0.13)	(0.05)	(0.12)	(0.15)	(0.04)	(0.10)
Asset retirement accretion	(0.03)	(0.10)	(0.04)	(0.02)	(0.08)	(0.05)
Depreciation, depletion and amortization	N/A	N/A	(2.88)	N/A	N/A	(2.58)
Ceiling test writedown	N/A	N/A	(0.22)	N/A	N/A	—
General and administrative, net	N/A	N/A	(0.41)	N/A	N/A	(0.34)

Income from operations per unit			$1.42			$1.62

Oil and Gas Capital Expenditures (in thousands)
Exploration, development and leasehold	$473,384	$50,056	$523,440	$281,509	$238,851	$520,007
Acquisitions	43,457 (3)	21,223 (4)	64,680	197,680	—	197,680

Subtotal	516,841	71,279	588,120	479,189	238,531	717,687
Capitalized interest and G&A	—	—	24,670	—	—	25,642

Total	$516,841	$71,279	$612,790	$479,189	$238,531	$743,329

(1)	Substantially all of the company’s offshore assets were sold during the first half of 2006.

(2)	Realized natural gas prices include the effects of gains and losses on contracts settled and unwound during the period, and do not include unrealized gains and losses recognized pursuant to SFAS 133.

(3)	Primarily includes $47.0 million of acquisitions and $(3.5) million of post-closing adjustments related to the November 2005 acquisition of properties in South Texas.

(4)	Primarily includes a $21.0 million net profits interest payment made to a predecessor owner in certain of the company’s offshore Louisiana properties that were sold during the second quarter 2006.
Note: Totals may not foot due to rounding.

The Houston Exploration Company
2006 Reserve Reconciliation

	Offshore (1)	Onshore	Total
Natural Gas (Bcf)
12/31/05 Balance	196.488	596.586	793.074
Production	(11.151)	(71.377)	(82.528)
Additions	2.109	150.911	153.020
Sales	(188.912)	—	(188.912)
Purchases	—	30.779	30.779
Revisions	3.536	(37.333)	(33.797)

12/31/06 Balance	2.070	669.566	671.636

Oil & NGLs (MMbbls)
12/31/05 Balance	8.018	3.273	11.291
Production	(0.433)	(0.505)	(0.938)
Additions	0.023	1.117	1.140
Sales	(7.586)	—	(7.586)
Purchases	—	0.237	0.237
Revisions	0.001	0.470	0.471

12/31/06 Balance	0.023	4.592	4.615

Natural Gas Equivalent (Bcfe)
12/31/05 Balance	244.596	616.224	860.820
Production	(13.749)	(74.407)	(88.156)
Additions	2.247	157.613	159.860
Sales	(234.428)	—	(234.428)
Purchases	—	32.201	32.201
Revisions	3.542	(34.513)	(30.971)

2/31/06 Balance	2.210	697.118	699.328

Reserve Statistics
Reserve Growth	N/A	13%	-19%
Reserves, Percent Gas	94%	96%	96%
Production, Percent Gas	81%	96%	94%

2006 Reserve-to-Production Ratio:
Reserve-to-production is defined as year-end total proved reserves divided by total production.

	Offshore	Onshore	Total
Reserves (Bcfe)	2.210	697.118	699.328
Production (Bcfe)	13.749	74.407	88.156
Life (Years)	0.2	9.4	7.9

2006 Reserve Replacement Ratio:
Reserve replacement ratio is defined as net reserve additions divided by total production.
	Offshore	Onshore	Total
Additions (Bcfe)	2.247	157.613	159.860
Purchases (Bcfe)	—	32.201	32.201
Revisions (Bcfe)	3.542	(34.513)	(30.971)

Net Additions (Bcfe)	5.789	155.301	161.090
Production (Bcfe)	13.749	74.407	88.156
Replacement Ratio	42%	209%	183%

(1)	Substantially all of the company’s offshore assets were sold during the first half of 2006.

Note:	All reserves are fully engineered by third party consultants.
     Totals may not foot due to rounding.